APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT
(FOREIGN AND DOMESTIC SECURITIES)

The Wright Managed Equity Trust and The Wright Managed Income Trust
(Collectively "Trusts") and MUFG Union Bank, N.A.

Effective Date: 07/16/2012

Revised as of 03/31/2015

Funds:

Wright Selected Blue Chip Equities Fund

Wright Major Blue Chip Equities Fund

Wright International Blue Chip Equities Fund

Wright Current Income Fund

By: The Wright Managed Equity Trust "Principal"	By: MUFG Union Bank N.A., "Custodian"

/s/ Peter M. Donovan	/s/ Margaret Bond
Authorized Signature	Authorized Signature

Peter M. Donovan, President	Margaret Bond, VP
Name & Title	Name & Title

April 28, 2015	April 28, 2015
Date	Date
By: The Wright Managed Income Trust "Principal"

/s/ Peter M. Donovan	/s/ Theresa A. Moore
Authorized Signature	Authorized Signature

Peter M. Donovan, President	Theresa A. Moore, VP
Name & Title	Name & Title

April 28, 2015	April 28, 2015
Date	Date